EXHIBIT 10.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

among

Astronics Test Systems Inc.,

Astronics Corporation

and

Advantest Test Solutions, Inc.

dated as of

February 13, 2019

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
This Amended and Restated Asset Purchase Agreement (this “Agreement”), dated as of February 13, 2019, is entered into among Astronics Test Systems Inc., a Delaware corporation (“Seller”), Astronics Corporation, a New York corporation (“Parent”) and Advantest Test Solutions, Inc., a Delaware corporation (“Buyer”). Seller, Parent, and Buyer are sometimes each referred to in this Agreement as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Seller is engaged in the business of the development and sale of semiconductor system level test equipment and related services (the “Business”);
WHEREAS, Seller is a wholly owned subsidiary of Parent;
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and
WHEREAS, the Parties entered into an Asset Purchase Agreement, dated as of November 13, 2018 (the “Original Purchase Agreement”) and now wish to amend and restate the Original Purchase Agreement in its entirety as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
I.
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Acceleration Payment” has the meaning set forth in Section 2.6(e).
“Acquisition Proposal” has the meaning set forth in Section 6.3(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, civil, criminal, or administrative or regulatory investigation, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning set forth in the preamble.

“AML Laws” means laws, regulations, rules, or guidelines relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, the U.S. Currency and Foreign Transaction Reporting Act, and the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property and Technology Assignments, the Sublease, the Transition Services Agreement and the other agreements, instruments, and documents required to be delivered at the Closing.
“Assigned Contracts” has the meaning set forth in Section 2.1(b).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Backlog Inventory” has the meaning set forth in Section 6.20.
“Balance Sheet Date” means December 31, 2018.
“Basket” has the meaning set forth in Section 8.4(a).
“Benefit Plan” has the meaning set forth in Section 4.17(a).
“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).
“Books and Records” has the meaning set forth in Section 2.1(l).
“Business” has the meaning set forth in the recitals.
“Business Balance Sheet” has the meaning set forth in Section 4.5(a).
“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in San Jose, California are authorized or required by Law to be closed for business.
“Business Employee” means any employee of Seller or any of its Affiliates who is listed on Schedule 1.1(a) (which Schedule shall be updated immediately prior to the Closing by Seller to reflect hiring and terminations of employment between the date hereof and the Closing subject to Section 6.1) and whose duties and responsibilities as an employee are primarily with respect to the Business, or are primarily dedicated to supporting the Business, immediately prior to the Closing (including any such employee who is on sick leave, military leave, vacation, holiday, paid time off, short-term or long-term disability, or other similar leave of absence), excluding, except as mutually agreed by the Parties, any such employees employed in back-office functions (including human resources, information technology, finance, tax, and communication) or manufacturing functions.
“Business Employee Census” has the meaning set forth in Section 4.18(a).
“Business Financial Information” has the meaning set forth in Section 4.5(a).
“Business Independent Contractor” means each independent contractor who is actively and primarily engaged to provide services to the Business and who is listed on Schedule 1.1(b).

“Business Products” means each product or service (including Software) that is designed, developed, manufactured, sold, licensed, leased, distributed, or made generally commercially available to third parties by or on behalf of Seller in connection with the Business.
“Business Service Provider” means any (a) Business Employee or (b) Business Independent Contractor.
“Buyer” has the meaning set forth in the preamble.
“Buyer 401(k) Plan” has the meaning set forth in Section 4.17(c).
“Buyer Closing Certificate” has the meaning set forth in Section 7.3(e).
“Buyer Indemnitees” has the meaning set forth in Section 8.2.
“Buyer Plans” has the meaning set forth in Section 6.5(e).
“Buyer Welfare Plans” has the meaning set forth in Section 6.5(f).
“Calculation Periods” means the period beginning on the Closing Date and ending on December 31, 2019, and each of the calendar years ending on December 31, 2020, 2021 and 2022.
“Cap” has the meaning set forth in Section 8.4(a).
“Chosen Court” has the meaning set forth in Section 10.11.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.
“Designated Products” has the meaning set forth in Section 6.17(b).
“Direct Claim” has the meaning set forth in Section 8.5(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Dollars” or “$” means the lawful currency of the United States.
“Earn-out Calculation” has the meaning set forth in Section 2.6(b)(i).
“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.6(b)(i).
“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.6(b)(i).

“Earn-out Calculation Statement” has the meaning set forth in Section 2.6(b)(i).
“Earn-out Payment” has the meaning set forth in Section 2.6(a).
“Earn-out Period” means the period beginning on the Closing Date and ending on December 31, 2022.
“Earn-out Review Period” has the meaning set forth in Section 2.6(b)(ii).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“End Date” has the meaning set forth in Section 9.1(b)(ii).
“Environmental Claim” means any Action or Governmental Order by any Person alleging liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from (a) the presence, Release of, or exposure to, any Hazardous Materials, or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials.
“Environmental Permit” means any Permit required under or issued, granted, given, authorized by, or made pursuant to Environmental Law by a Governmental Authority.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2(d).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Export Control Laws” means any laws, regulations, rules, directives, measures, or guidelines relating to exports, reexports, transfers, releases, shipments, transmissions, or any other provision or receipt of goods, technology, software, or services, including, without limitation, the U.S. Export

Administration Regulations (including the Antiboycott regulations administered by the U.S. Commerce Department’s Office of Antiboycott Compliance) and the U.S. International Traffic in Arms Regulations.
“FIRPTA Certificate” has the meaning set forth in Section 7.2(l).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“General Earn-out Portion” has the meaning set forth in Section 2.6(a).
“General Multiple” means 0.20.
“General Revenue Amount” has the meaning set forth in Section 2.6(a).
“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.
“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, friable asbestos, radon, radioactive materials or wastes, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” has the meaning set forth in Section 8.5.
“Indemnifying Party” has the meaning set forth in Section 8.5.
“Independent Accountant” means KPMG LLP.
“Intellectual Property Agreements” means all licenses, assignments, transfers, sublicenses, grants, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to any Intellectual Property Rights that are used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary, or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property Rights that are owned by Seller or any of its Affiliates (whether exclusively, jointly with another Person, or otherwise) and used or held for use in the conduct of the Business as currently conducted, together with all (a) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property Rights, and (b) claims and causes of action with respect to such Intellectual Property Rights, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
“Intellectual Property and Technology Assignments” has the meaning set forth in Section 3.2(a)(iii).
“Intellectual Property Rights” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) all rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.
“Inventory” has the meaning set forth in Section 2.1(a).
“Knowledge of Seller” or any other similar knowledge qualification, means the actual or constructive knowledge of any of James Mulato and Jonathan Sinskie, after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(a).
“Leases” has the meaning set forth in Section 4.10(a).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.
“Loss” or “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including incidental, consequential, special, or indirect damages to the extent actually awarded to a Governmental Authority or other third party, and including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Malicious Code” has the meaning set forth in Section 4.11(m).
“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Business, (b) the value of the Purchased Assets prior to the Closing Date, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change that arose, directly or indirectly, out of or is attributable to (i) general economic or political conditions, (ii) conditions generally affecting the industries in which the Business operates, (iii) any changes in financial or securities markets in general, (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof, (v) any action required or permitted by this Agreement, (vi) any changes in applicable Laws or accounting rules, including GAAP, (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees of the Business, or (viii) the matters described on Schedule 4.14(a); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates. For the avoidance of doubt, the termination or material amendment prior to the Closing Date of any Contract set forth on Schedule 1.1(c) shall constitute a Material Adverse Effect.
“Material Contracts” has the meaning set forth in Section 4.7(a).
“Material Customers” has the meaning set forth in Section 4.12(a).
“Material Employee” has the meaning set forth in Section 4.18(e).
“Material Suppliers” has the meaning set forth in Section 4.12(b).
“Multiemployer Plan” has the meaning set forth in Section 4.17(b).
“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated as of May 30, 2018, by and between Parent and Advantest Corporation, as amended by the Amendment to Non-Disclosure Agreement dated June 12, 2018.
“Original Purchase Agreement” has the meaning set forth in the recitals.
“Other Purpose” has the meaning set forth in Section 2.10.
“Parent” has the meaning set forth in the preamble.
“Parent 401(k) Plan” has the meaning set forth in Section 4.17(c).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities for the Business as currently conducted.

“Permitted Encumbrances” has the meaning set forth in Section 4.8.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Product Warranty” has the meaning set forth in Section 4.13(a).
“Purchase Price” has the meaning set forth in Section 2.5.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Registered Intellectual Property” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names, and Copyrights, and pending applications for any of the foregoing.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface, or subsurface strata).
“Relevant Sales” means sales of certain Business Products as more fully set forth on Schedule 1.1(d).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.
“Restricted Business” means the development, sale, or service of semiconductor system level test equipment.
“Restricted Period” has the meaning set forth in Section 6.7(a).
“Revenue Threshold” means the applicable amount set forth on Schedule 1.1(e).
“Sanctioned Country” means, at any time, a country or territory that is subject to comprehensive sanctions (presently Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, or other relevant Sanctions authority, (b) any Person located, operating, organized, or resident in a Sanctioned Country, or (c) any Person owned or controlled by such Person.
“Sanctions” means any laws, regulations, rules, directives, measures, or guidelines relating to economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, European Union, Her Majesty’s Treasury of the United

Kingdom, or any other jurisdiction that has or will in the future issue a restrictive trade law applicable to Seller.
“Schedule Supplement” has the meaning set forth in Section 6.18.
“Seller” has the meaning set forth in the preamble.
“Seller Closing Certificate” has the meaning set forth in Section 7.2(i).
“Seller Indemnitees” has the meaning set forth in Section 8.3.
“Severance Obligations” shall mean any statutory, contractual, common law, or other severance payments or other separation benefits, whether pursuant to applicable Law, any applicable plan or policy, any applicable individual employment agreement or arrangement, any collective bargaining agreement or works council agreement, or otherwise (including any compensation payable during a mandatory termination notice period, any continued compensation, severance payments, or other separation benefits payable pursuant to a judgment of a court having competent jurisdiction) and the employer portion of any employment Taxes with respect to all such severance payments or other separation benefits.
“Specified Earn-out Portion” has the meaning set forth in Section 2.6(a).
“Specified Multiple” means 0.20.
“Specified Revenue Amount” has the meaning set forth in Section 2.6(a).
“Specified Sales” means the sales of certain Business Products as more fully set forth on Schedule 1.1(f).
“Sublease” means that certain sublease of a portion of the Leased Real Property substantially in the form attached hereto as Exhibit A.
“Tangible Personal Property” has the meaning set forth in Section 2.1(g).
“Tax” or “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means tangible embodiments of Intellectual Property Rights including know-how, trade secrets, and other proprietary information contained with, protecting, covering, or relating to mask sets, wafers, products, development tools, algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software, techniques, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), designs, bills of material, build instructions, test automation, test reports, performance data, optical quality data, routines, formulae, test vectors, IP cores, net lists, lab notebooks, invention disclosures, prototypes, samples, studies, process flow, process module data, yield data, reliability data, engineering data, test results, and all other forms of technical information and technology that are used in, held for use in, or relating to the Business.
“Third Party Claim” has the meaning set forth in Section 8.5(a).
“Transferred Business Employee” has the meaning set forth in Section 6.5(a).
“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(iv).
“Union” has the meaning set forth in Section 4.18.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.
“Warranty Obligations” means all warranty and maintenance service obligations of Seller as in effect immediately prior to the Closing with respect to products manufactured, sold and shipped by Seller prior to the Closing Date pursuant to the terms of the warranties issued by Seller, excluding any obligations pursuant to extended warranties purchased by customers.
“Warranty Threshold” has the meaning set forth in Section 6.17(c).

Article II
PURCHASE AND SALE
Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title, and interest in, to and under the following assets, properties, and rights of Seller, to the extent that such assets, properties, and rights exist as of the Closing Date and are used or held for use in connection with, the Business (collectively, the “Purchased Assets”):
(a)  certain inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories held for use in the Business, as set forth on Schedule 2.1(a) (the “Inventory”);
(b) all Contracts, including Intellectual Property Agreements, set forth on Schedule 2.1(b) and any other Contract with a customer, distributor, servicer, or supplier of the Business or other third party executed prior to the Closing if such Contract is exclusively or primarily related to, or exclusively or primarily used in, the Business (the “Assigned Contracts”);

(c) all Contracts with any Business Independent Contractors, including any Contract with any Business Independent Contractor that contains non-competition, non-solicitation, confidential information, intellectual property assignment, or any other similar restricted covenants, to the extent permitted to be assigned to or assumed by Buyer or its Affiliates in accordance with applicable Law;
(d) any other Contract with any Business Employee executed prior to the Closing that is limited to any non-competition, non-solicitation, confidential information, intellectual property assignment, or any other similar restrictive covenants, to the extent permitted to be assigned to or assumed by Buyer or its Affiliates in accordance with applicable Law and the terms of such Contract;
(e) all Intellectual Property Assets;
(f) all Technology;
(g) the furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property used in the operation of the Business set forth on Schedule 2.1(g) (the “Tangible Personal Property”);
(h) all Permits set forth on Schedule 2.1(h), but only to the extent such Permits may be transferred under applicable Law;
(i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets, or the Assumed Liabilities, whether arising by way of counterclaim or otherwise in each case against any Person set forth on Schedule 2.1(i);
(j) (i) all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers, and licensors in favor of Seller or any of its Affiliates in relation to any of the Purchased Assets or the Business and (ii) the right to sue and recover damages for past, present, or future infringement or other violation of any Intellectual Property Assets or Intellectual Property Agreements;
(k) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;
(l) to the extent exclusively relating to the Business, originals, or where not available, copies, of all books and records, including, but not limited to, financial and accounting records, machinery and equipment maintenance files, employee and personnel files for each Transferred Business Employee, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, and any material, research, and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and
(m) all goodwill and the going concern value of the Business.

Section 2.2 Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Without limiting the foregoing, Excluded Assets include the following assets and properties:
(a) cash and cash equivalents;
(b) all accounts or notes receivable held by Seller relating to the Business, including any funds whether billed or unbilled, received, or collected related to products delivered or services performed prior to the Closing Date including any products shipped prior to closing but not yet accepted by the relevant customer;
(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories other than those set forth on Schedule 2.1(a) or Schedule 7.3(i);
(d) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts, including without limitation, the purchase orders set forth on Schedule 2.2(d) (the “Excluded Contracts”);
(e) all Intellectual Property Rights of Seller other than the Intellectual Property Assets and any Intellectual Property Rights that are associated or embodied in the Technology;
(f) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, and all employee-related or employee benefit-related files or records, other than personnel files of Transferred Business Employees;
(g) all Benefit Plans and assets attributable thereto;
(h) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;
(i) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates);
(j) except as contemplated by Section 2.1(i), all rights to any Actions of any nature available to or being pursued by Seller with respect to pre-Closing matters or occurrences, whether arising by way of counterclaim or otherwise;
(k) the assets, properties, and rights specifically set forth on Schedule 2.2(k); and
(l) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.
Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) except as provided in Section 2.4, all Liabilities in respect of the Assigned Contracts;
(b) except for any Benefit Plans or other liabilities specifically retained by Seller under Section 2.4, all liabilities and obligations relating to employee benefits, compensation, or other arrangements with respect to any Transferred Business Employee arising on or after the Closing;
(c) all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets, or the Assumed Liabilities for any taxable period commencing and ending on or after the Closing Date, (ii) Taxes relating to the Business, the Purchased Assets, or the Assumed Liabilities that are allocable to the post-Closing period (inclusive of the Closing Date) and (iii) Taxes for which Buyer is liable pursuant to Section 6.14;
(d) all liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; and
(e) all extended warranty obligations of Seller as in effect immediately prior to the Closing with respect to products manufactured, sold and shipped by Seller prior to the Closing Date pursuant to the terms of such warranties issued by Seller.
Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation, and performance of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisors, brokers, and others, except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;
(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets, or the Assumed Liabilities for any Pre-Closing Tax Period or that relate to any transaction or event occurring on or prior to the Closing Date, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.14, or (iii) other Taxes of Seller (or any Affiliate of Seller) of any kind or description (other than Taxes allocated to Buyer under Section 6.12) for any taxable period;
(c) any Liabilities relating to or arising out of the Excluded Assets;
(d) except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees, any Liabilities in respect of any pending or threatened Action arising out of, relating to, or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement, or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label, or warn of hazards, or other related product defects of any products at any time manufactured or sold or any service performed by Seller;
(f) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;
(g) any and all Liabilities in respect of any service provider of Seller who is not a Transferred Business Employee or Business Independent Contractor, whether accruing before, on or after the Closing Date;
(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors, or consultants of Seller which relate to events occurring prior to the Closing Date, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination, or other payments;
(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or related to operation of the Business or the use or condition of the Leased Real Property or assets, on or prior to the Closing Date;
(j) any trade accounts payable of Seller;
(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders, or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing, (ii) did not arise in the ordinary course of business, or (iii) both are not listed on Schedule 2.9 and are not validly and effectively assigned to Buyer pursuant to this Agreement;
(l) any Liabilities to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;
(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are both not listed on Schedule 2.9 and not validly and effectively assigned to Buyer pursuant to this Agreement, or (ii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing, except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;
(n) any Liabilities associated with debt, loans, or credit facilities of Seller and/or the Business owing to financial institutions;
(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order;

(p) any Liabilities of Parent except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees; and
(q) the Warranty Obligations.
Section 2.5 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $100,000,000 (the “Purchase Price”), plus the amount of any Earn-out Payments actually paid, plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 3.2. In addition, as further consideration for the Purchased Assets, Buyer hereby grants to Seller a royalty-free, perpetual, irrevocable, fully paid-up, sub-licensable, transferable right and license throughout the world to the ActivATE Software, in any form, as described in the Purchased Assets. Buyer shall provide the source code and documentation for the ActivATE Software to Seller, and Seller shall have the full right to exploit the ActivATE software, including, without limitation, full rights to install, use, modify, copy, adapt, translate, rebrand, or create derivative works or improvements thereto.
Section 2.6 Earn-out.
(a) Earn-out Payments. As additional consideration for the Purchased Assets, at such times as provided in Section 2.6(e), Buyer shall pay to Seller with respect to each Calculation Period within the Earn-out Period an amount, if any (each, an “Earn-out Payment”), equal to the sum of (i) the product of (A) an amount equal to (x) the full selling price to customers for Relevant Sales sold and shipped by Buyer to a customer during such Calculation Period (without regard to customer acceptance date unless otherwise agreed upon by the Parties) (the “General Revenue Amount”), minus (y) the Revenue Threshold for such Calculation Period, multiplied by (B) the General Multiple (such product, the “General Earn-out Portion”), plus (ii) the product of (A) an amount equal to the full selling price to customers for Specified Sales sold and shipped by Buyer to a customer during such Calculation Period (without regard to customer acceptance date unless otherwise agreed upon by the Parties) (the “Specified Revenue Amount”), multiplied by (B) the Specified Multiple (such product, the “Specified Earn-out Portion”); provided, that in no event shall Buyer be obligated to pay Seller aggregate General Earn-out Portions in excess of $35 million with respect to the Earn-out Period. For the avoidance of doubt, there is no cap on the amount of the Specified Earn-out Portion to be paid by Buyer to Seller. If the General Revenue Amount for a particular Calculation Period does not exceed the applicable Revenue Threshold, no General Earn-out Portion shall be due for such Calculation Period.
(b) Procedures Applicable to Determination of the Earn-out Payment.
(i) On or before the date which is 45 days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of the General Revenue Amount and Specified Revenue Amount for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).
(ii) Seller shall have 30 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Earn-out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Earn-out Review Period, Seller and its Representatives shall have the right to inspect Buyer’s books and records of the Business during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the General Revenue Amount and the Specified Revenue Amount, and the resulting Earn-out Payment. Prior to the expiration of the Earn-out Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the Parties. If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting General Revenue Amount, Specified Revenue Amount, and Earn-out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within 30 days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event more than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of the General Revenue Amount and/or Specified Revenue Amount that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of the Earn-out Payment differ from the Earn-out Payment as finally determined by the Independent Accountant.
(c) Independence of Earn-out Payments. Buyer’s obligation to pay each of the Earn-out Payments to Seller in accordance with Section 2.6(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the 2019 Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the 2020 Calculation Period are satisfied, then Buyer would be obligated to pay such Earn-out Payment for the 2020 Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the 2019 Calculation Period.

(d) Timing of Payment of Earn-out Payment. Subject to Section 2.6(g), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.6(a) shall be paid in full no later than ten Business Days following the date upon which the determination of Earn-out Revenue Amount for the applicable Calculation Period becomes final and binding upon the Parties as provided in Section 2.6(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice). Buyer shall pay to Seller the applicable Earn-out Payment in cash by wire transfer of immediately available funds to the bank account designated in writing by Seller. Any Earn-out Payment shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
(e) Acceleration upon Buyer’s Election. At any time after the Closing Date, Buyer may, in its sole discretion, elect to make a payment (the “Acceleration Payment”) to Seller in an amount mutually agreed by the Parties which, upon payment thereof, shall fully release and discharge Buyer, its successors and assigns from any further liability or obligation pursuant to this Section 2.6.
(f) Post-closing Operation of the Business. Subject to the terms of this Agreement and the Ancillary Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business; provided, that Buyer shall not, directly or indirectly, take any actions that would have the purpose of avoiding or reducing the Earn-out Payment hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Business in order to achieve the Earn-out Payment or to maximize the amount of the Earn-out Payment.
(g) Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.6 the amount of any Losses to which any Buyer Indemnified Party is finally adjudicated to be payable pursuant to Article VIII of this Agreement or as the Parties otherwise mutually agree.
(h) No Security. The Parties understand and agree that (i) the contingent right to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, is not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.
Section 2.7 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items, including the obligations set forth in Section 6.7), shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as set forth on Schedule 2.7. Buyer and Seller shall file all Tax Returns (including amended returns, claims for refund and Internal Revenue Service Form 8594, Asset Acquisition Statement Under Section 1060) and information reports in a manner consistent with this allocation. Any Earn-out Payment paid by Buyer to Seller in accordance with Section 2.6 shall be allocated in a manner consistent with this allocation. Neither Seller nor Buyer nor any of their Affiliates will take any position, whether on any Tax Return, in any audit or other administrative or judicial proceeding, that is inconsistent with such allocation unless expressly required pursuant to applicable Law.

Section 2.8 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all amounts in respect of Taxes that Buyer may be required to deduct and withhold under any provision of Law. All such withheld amounts shall be treated for all purposes under this Agreement as having been delivered to Seller at the time such amounts are withheld.
Section 2.9 Third Party Consents. Except as set forth on Schedule 2.9, to the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Except as set forth on Schedule 2.9, notwithstanding any provision in this Section 2.9 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2(d) unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at the Closing.
Section 2.10 Intellectual Property Acknowledgment. Parent and Seller acknowledge and agree that following the Closing, as between Parent, Seller, and Buyer, Buyer shall own all rights, title, and interest in and to the Intellectual Property Assets. Accordingly, for the avoidance of doubt, and subject to Section 6.19, Buyer shall have the right to exercise any and all rights of such ownership in and to the Intellectual Property Assets in connection with Buyer’s business or the business of any of Buyer’s Affiliates, including without limitation, for any purpose unrelated to the Business (an “Other Purpose”) in Buyer’s and its Affiliates’ sole discretion and without the consent of Seller or Parent. Each of Seller and Parent agrees not to bring any Action arising out of or related in any manner to Buyer’s or its Affiliates’ exercise of its rights of ownership in and to the Intellectual Property Assets in connection with any Other Purpose, except as otherwise required to enforce its rights under Section 6.19 or Section 8.3.
Article III
CLOSING
Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures (with original copies to follow via overnight courier) on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”
Section 3.2 Closing Deliverables.
(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit B (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property to Buyer;
(ii) an assignment and assumption agreement in the form of Exhibit C (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(iii) assignments in the form of Exhibit D (the “Intellectual Property and Technology Assignments”) and duly executed by Seller, transferring all of Seller’s right, title, and interest in and to the Intellectual Property Assets and the Technology to Buyer;
(iv) a transition services agreement in the form of Exhibit E (the “Transition Services Agreement”);
(v) the Sublease dully executed by Seller;
(vi) a complete Business Employee Census, an updated Schedule 1.1(a), to the extent applicable and all items required to be made available to Buyer pursuant to Section 4.17(a);
(vii) the Seller Closing Certificate;
(viii) the FIRPTA Certificate;
(ix) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.2(j) and Section 7.2(k); and
(x) such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably required to give effect to this Agreement.
(b) At the Closing, Buyer shall deliver to Seller the following:
(i) the Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer;
(ii) the Assignment and Assumption Agreement duly executed by Buyer;
(iii) the Transition Services Agreement;
(iv) the Sublease duly executed by Buyer;
(v) the Buyer Closing Certificate; and
(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.3(f) and Section 7.3(g).
Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
Except as set forth in the correspondingly numbered section of the Disclosure Schedules, Parent and Seller, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on the Business as currently conducted. Schedule 4.1 sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
Section 4.2 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Parent and Buyer) this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.3 Authority of Parent. Parent has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Parent is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and any Ancillary Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder, and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution, and delivery by Buyer and Seller) this Agreement constitutes a legal, valid, and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.4 No Conflicts; Consents. The execution, delivery, and performance by each of Parent and Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, or other organizational documents of Parent or Seller, (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Parent or Seller, the Business, or the Purchased Assets, (c) except as set forth on Schedule 4.4, require the consent, notice, or other action by any Person under, and assuming that Seller has received consents required under the Assigned Contracts, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract), or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act, including the rules and regulations promulgated with respect thereto.
Section 4.5 Business Financial Information and Related Matters.
(a) Schedule 4.5(a) sets forth copies of (i) the internally prepared unaudited pro forma summary income statement information for the Business for the twelve months ended December 31, 2017 and for the nine months ended September 30, 2018, and (ii) the internally prepared unaudited pro forma summary balance sheet items of Seller as of December 31, 2017 and December 31, 2018 (clauses (i) and (ii), collectively, the “Business Financial Information”). The balance sheet as of December 31, 2018 included in the Business Financial Information is referred to as the “Business Balance Sheet.”
(b) The Business Financial Information (i) has been prepared solely for the purpose of this Agreement, (ii) has been prepared in good faith from the books and records of Seller, and (iii) fairly presents in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered therein.
(c) The Business does not have any Liabilities, other than Liabilities that (i) are reflected or reserved against in the Business Balance Sheet, (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) are Excluded Liabilities, or (iv) would not reasonably be expected, individually or in the aggregate, to exceed $100,000.
(d) As of the date hereof, with respect to the Business, no notices or reports from any auditor of Seller or Parent have been received by Seller or Parent regarding (i) any significant deficiencies and material weaknesses in the design or operation of internal controls as they relate exclusively to the Business over financial reporting that are reasonably likely to adversely effect in any material respect the ability of the Business to record, process, summarize and report financial information related to the Business, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting with respect to the Business, or any of the Purchased Assets or Assumed Liabilities.
Section 4.6 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:
(a) event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business;
(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP;
(c) except as set forth on Schedule 4.6, entry into any Contract relating to the Business that would constitute a Material Contract;
(d) incurrence, assumption, or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(e) transfer, assignment, sale, or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(f) cancellation of any debts or claims or amendment, termination, or waiver of any rights constituting Purchased Assets;
(g) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);
(h) abandonment or lapse of or failure to maintain in full force and effect any Registered Intellectual Property, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Intellectual Property Assets;
(i) material damage, destruction, or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(j) acceleration, termination, material modification to, or cancellation of any Assigned Contract or Permit;
(k) material capital expenditures which would constitute an Assumed Liability;
(l) imposition of any Encumbrance upon any of the Purchased Assets;

(m) (i) grant of any right to severance, retention, change in control, or termination pay to any current or former Business Service Provider or increase in any previously existing right to severance, retention, change in control, or termination pay to any current or former Business Service Provider, other than as provided for in any written agreements or required by applicable Law, (ii) material increase in the salary, wages, bonus, or benefits for any Business Employee, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former Business Employee;
(n) hiring or promoting any Person as or to (as the case may be) a management role in the Business;
(o) adoption, modification, or termination of any collective bargaining or other agreement with a Union relating to the Business whether written or oral;
(p) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of the Business;
(q) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(r) purchase, lease, or other acquisition of the right to own, use, or lease any property or assets in connection with the Business for an amount in excess of $100,000 individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or
(s) any Contract to do any of the foregoing, or except as set forth on Schedule 4.6, any action or omission that would result in any of the foregoing.
Section 4.7 Material Contracts.
(a) Schedule 4.7(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts listed or otherwise disclosed on Schedule 4.10(a) and all Intellectual Property Agreements being “Material Contracts”):
(i) all Contracts involving aggregate consideration in excess of $250,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;
(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);
(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts;
(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;
(vii) except for Contracts relating to trade receivables, all Contracts relating to material indebtedness (including, without limitation, guarantees);
(viii) all Contracts with any Governmental Authority;
(ix) Contracts pursuant to which Seller has agreed to provide source code of Software to be put in escrow or to be provided to any third party (other than source code for software drivers, APIs, and similar tools, or immaterial portions of source code of Software provided pursuant to a software development kit licensed or disclosed in connection with trials, demonstrations, or similar arrangements, in each case on a non-exclusive basis and subject to written non-disclosure and non-use restrictions imposed on the recipient);
(x) Contracts providing for the development of any material Technology or any material Intellectual Property Right, independently or jointly, by or for Seller relating to the Business;
(xi) all Contracts that (A) limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) materially restrict Seller’s ability to hire any Person or solicit business from any Person;
(xii) all joint venture, partnership, or similar Contracts;
(xiii) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal, or preferential or similar right to purchase any of the Purchased Assets;
(xiv) all powers of attorney;
(xv) all collective bargaining agreements or Contracts with any Union;
(xvi) all Contracts whereby the Company is obligated to provide warranty repairs or assistance to any customer; and
(xvii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.

(b) Assuming the due authorization, execution, and delivery by the other parties thereto, each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Except as set forth on Schedule 4.7(b), neither Seller nor, to the Knowledge of Seller, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. Except as set forth on Schedule 4.7(b), to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. To the Knowledge of Seller, except as set forth on Schedule 4.7(b), there are no material disputes pending or threatened under any Contract included in the Purchased Assets.
Section 4.8 Title to Tangible Personal Property. Seller has good and valid title to, or a valid leasehold interest in, all of the Tangible Personal Property included in the Purchased Assets. All such Tangible Personal Property (including leasehold interests) is free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(a) those items set forth on Schedule 4.8;
(b) liens for Taxes not yet due and payable or that are being contested in good faith;
(c) mechanics’, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or
(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.
Section 4.9 Condition and Sufficiency of Assets.The Tangible Personal Property is in good operating condition and repair, and is adequate for the uses to which it is being put, ordinary wear and tear and normal repairs and replacements excepted. Except for Seller’s services to be provided under the Transition Services Agreement and services provided by employees employed in back-office functions (including human resources, information technology, finance, tax, communication), and except as set forth on Schedule 4.9, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. Except as utilized in Seller’s services under the Transition Services Agreement, none of the Excluded Assets are material to the Business.
Section 4.10 Real Property.
(a) Schedule 4.10(a) sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title, and interest of Seller in and to leasehold improvements relating thereto, collectively, the

“Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions, and other agreements, including all amendments, extensions renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:
(i) assuming the due authorization, execution, and delivery of the other parties thereto, such Lease is valid, binding, enforceable, and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii) Seller is not in breach or default under such Lease, and to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time, or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;
(iii) Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv) Seller has not subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v) Seller has not pledged, mortgaged, or otherwise granted an Encumbrance other than a Permitted Encumbrance on its leasehold interest in any Leased Real Property.
Section 4.11 Intellectual Property and Technology.
(a) Schedule 4.11(a)(i) identifies as of the date of this Agreement each Business Product currently made available to third parties for sale, license or lease, together with any (i) Business Product currently under development by Seller, as reflected by Seller’s regular product planning cycle as of the date of this Agreement, or (ii) Business Product previously made available to third parties for sale, license, or lease in the four-year period prior to the date of this Agreement. Schedule 4.11(a)(ii) contains a list of all Contracts pursuant to which Seller is obligated to pay royalties, fees, commissions, and other amounts to third parties for the manufacture, sale, or distribution of any Business Product or the use of any Intellectual Property Assets or Intellectual Property Rights of any third party. Except as set forth on Schedule 4.11(a)(ii), no consents or permissions are required in order for the Business Products to be manufactured, sold, or distributed.
(b) Schedule 4.11(b) contains a correct, current, and complete list of (i) all Registered Intellectual Property, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status, (ii) all unregistered Trademarks and material unregistered Copyrights included in the Intellectual Property Assets; (iii) all material Software included in the Intellectual Property Assets, and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted.

(c) Each item of Registered Intellectual Property is valid, subsisting (or in the case of applications, applied for), and enforceable, all registration, maintenance, and renewal fees due on or before the Closing Date in connection with such Registered Intellectual Property have been or will timely be paid by the Closing Date and all documents, recordations, and certificates in connection with such Registered Intellectual Property required to be filed on or before the Closing Date have been or will timely be filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining, and perfecting such Registered Intellectual Property and recording Seller’s ownership interests therein. Seller has the exclusive right to file, prosecute, and maintain all applications, registrations and issuances with respect to the Registered Intellectual Property.
(d) Schedule 4.11(d) contains a correct, current, and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto. Except as set forth on Schedule 4.11(d), in the Intellectual Property Agreements, the Seller has not granted to any Person exclusive rights to or under any Intellectual Property Assets, or grants to any Person the right to sublicense any Intellectual Property Assets.
(e) Except as set forth on Schedule 4.11(e), Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Assets, record, owner of all right, title, and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property Rights used or held for use in the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 4.11(e), Seller has entered into binding, valid, and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Assets during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller, (ii) grants to Seller a present, irrevocable, royalty-free assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Assets, and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property Assets, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. To the Knowledge of Seller, no employee of Seller who is involved in the Business is (x) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties with respect to the Business, or (y) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of Seller involved in the Business.
(f) Except as set forth on Schedule 4.11(f), neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property Rights subject to any Intellectual Property Agreement.
(g) Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the

Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(h) Except as set forth on Schedule 4.11(h), the conduct of the Business as currently and formerly conducted by Seller, including the use of the Intellectual Property Assets and the Intellectual Property Rights licensed under the Intellectual Property Agreements in connection therewith, have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate the Intellectual Property Rights or other rights of any Person. To the Knowledge of Seller, no Person has infringed misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property Rights licensed under the Intellectual Property Agreements.
(i) Except as set forth on Schedule 4.11(i), there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending, or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license), in each case relating to the Business: (i) restricting in any manner the use, commercialization, exploitation, transfer, or licensing by Seller of any Intellectual Property Asset or any Business Product; (ii) restricting the conduct of the Business in order to accommodate the Intellectual Property Rights of any Person; (iii) alleging any infringement, misappropriation, or other violation of the Intellectual Property Rights of any Person by Seller in the conduct of the Business; (iv) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; (v) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets; or (vi) against any Person who may be entitled to be indemnified by Seller under a Contract with Seller with respect to such claim. Seller does not have Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets, nor does Seller have any Knowledge of any facts or circumstances that could reasonably be expected to justify or result in any such Governmental Order, except as set forth on Schedule 4.11(i). No third party has submitted or filed any opposition, re-examination, or cancellation action against any of the Registered Intellectual Property.
(j) Schedule 4.11(j) contains a correct, current, and complete list of all Technology Seller owns or otherwise has the right to use for the conduct of the Business as currently conducted. The Intellectual Property Assets and all Intellectual Property Rights subject to Intellectual Property Agreements constitute all of the Technology and Intellectual Property Rights necessary to operate the Business as currently conducted. Seller has obtained all approvals necessary for exporting such Technology outside the United States, and importing such Technology into any country, in which such Technology is currently sold, used, licensed for use, or otherwise distributed, and all such approvals are valid, current, and in full force and effect.
(k) Except as set forth on Schedule 4.11(k), Seller has not disclosed, licensed, made available, or delivered to any escrow agent or any third party any of the source code for any Software used in the Business (other than source code for software drivers, APIs, and similar tools, or immaterial portions of source code of Software provided pursuant to a software development kit license or disclosed in connection with trials, demonstrations, or similar arrangements, in each case on a non-exclusive basis and subject to written non-disclosure and non-use restrictions imposed on the recipient). Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) legally entitles a Person to delivery, license, or disclosure of any source code for any Software used in the Business where such Person is not, as of the date of this Agreement, an employee of Seller.
(l) No Software used in the Business is subject to or affected by any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) requires, or conditions the use or distribution of such Software on, (A) the disclosure, licensing, or distribution of the source code for such Software or portion thereof or (B) the granting to licensees of the right to make derivative works or other modifications to such Software or portion thereof, (ii) imposes any restriction on the consideration to be charged for the distribution thereof, (iii) creates, or purports to create, obligations for Seller with respect to any such Software or grants, or purports to grant, to any third party, any rights or immunities under any such Software, or (iv) imposes any other material limitation, restriction, or condition on the right of Seller with respect to its use or distribution.
(m) To the Knowledge of Seller, no Business Product or Software used in the Business contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”). Seller implements reasonable measured designed to prevent the introduction of Malicious Code into the Business Products and any Software used in the Business, including firewall protections and regular virus scans.
(n) All source code and documentation for the Software and Technology is accurate, complete, and is reasonably documented to enable a Software developer of similar skill to understand, modify, debug, compile, assemble, support, and otherwise utilize all aspects of the Software and Technology to which they pertain, without reference to other sources of information. The Software and Technology included as part of or used by Seller in connection with the Business Products operates and performs in substantial accordance with its documentation and functional specifications and otherwise as required in connection with, the operation of the Business as current conducted.
(o) Seller has complied in all material respects with all applicable Laws and the Seller’s privacy policy relating to the use, collection, storage, disclosure, transfer, or other processing of any personally identifiable information collected by Seller in connection with the Business. The consummation of the transactions contemplated by this Agreement will not violate any applicable Laws relating to the use, collection, storage, disclosure, or transfer of any personally identifiable information collected by Seller. Seller has not received any claims or complaints regarding Seller’s collection, use, disclosure or other processing of personally identifiable information in connection with the Business.
(p) The representations and warranties set forth in this Section 4.11 are Parent’s and Seller’s sole and exclusive representations and warranties regarding intellectual property matters.

Section 4.12 Customers and Suppliers.
(a) Schedule 4.12(a) sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $1,000,000 for the period beginning on January 1, 2017 and ended on December 31, 2017, and for the period beginning on January 1, 2018 and ended on September 30, 2018 (collectively, the “Material Customers”), and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth on Schedule 4.12(a), Seller has not received any written notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially modify its relationship with the Business. The sales price for any Business Product to any Material Customer has not been materially reduced from the prices provided by Seller to Buyer prior to the date hereof.
(b) Schedule 4.12(b) sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the period beginning on January 1, 2017 and ended on December 31, 2017, and for the period beginning on January 1, 2018 and ended on September 30, 2018 (collectively, the “Material Suppliers”), and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth on Schedule 4.12(b), Seller has not received any written notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially modify its relationship with the Business.
Section 4.13 Product Warranty.
(a) Seller has made available to Buyer the standard forms of product warranties used by the Business. Except as set forth on Schedule 4.13(a), to the Knowledge of Seller, none of the Business Products (i) contains any bug, defect, or error that is likely to materially and adversely affect the use, functionality, or performance of such Business Product or any product or systems reasonably anticipated by Seller to be contained in or used in conjunction with such Business Product or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Business Product (such warranties and contractual commitments, each a “Product Warranty”), except where such failure to comply has not been material to the Business.
(b) Each of the Business Products, other than Business Products currently in development, is, and at all times in the past three years has been, in compliance in all material respects with applicable Law.
(c) Schedule 4.13(c) sets forth, a complete and accurate listing of all Product Warranty claims resulting in a likely potential liability to Seller of at least $25,000 received and logged by Seller regarding any Business Product since January 1, 2015, including a listing of the resolution of all such Product Warranty claims.
Section 4.14 Legal Proceedings; Governmental Orders.
(a) Except as set forth on Schedule 4.14(a), there are no Actions pending by Seller or, to the Knowledge of Seller, pending or threatened in writing against Seller (a) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities, or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, except as set forth on Schedule 4.14(a), no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b) There are no outstanding written and published Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.
(c) Neither Seller nor any officer, director, or to the Knowledge of Seller, any employee or any Person acting on behalf of Seller, in each case involved in the Business, is a Sanctioned Person. Seller is and has been since January 1, 2015, in material compliance with applicable Sanctions, Export Control Laws, and AML Laws and is not knowingly engaged in any activity that would reasonably be expected to result in Seller being designated as a Sanctioned Person. Neither Seller nor to the Knowledge of Seller, any of its Representatives, when acting on behalf of Seller, (i) has engaged in any transactions or dealings, directly or indirectly, with any Sanctioned Person or in any Sanctioned Country, (ii) has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental entity or similar agency regarding any alleged act or omission arising under or relating to any non-compliance with any Sanctions, Export Control Laws, or AML Laws, or (iii) to the Knowledge of Seller, is, or has been, the subject of any current, pending or threatened investigation, inquiry, or enforcement proceedings for any potential violation of Sanctions, Export Control Laws, or AML Laws, or (iv) has received any written notice, request, citation, or other communication (in writing or otherwise) regarding any actual, alleged, or potential violation of, or failure to comply with Sanctions, Export Control Laws, or AML Laws.
Section 4.15 Compliance with Laws; Permits.
(a) Since January 1, 2015, Seller has complied, and is now complying in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b) All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. To the Knowledge of Seller, all fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.15(b) lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit set forth on Schedule 4.15(b).
(c) None of the representations and warranties in this Section 4.15 shall be deemed to relate to intellectual property matters (which are governed by Section 4.11), sanctions, export control, or money laundering matters (which are governed by Section 4.14(c)), environmental matters (which are governed by Section 4.16), employee benefit matters (which are governed by Section 4.17), employment matters (which are governed by Section 4.18), or Tax matters (which are governed by Section 4.19).
Section 4.16 Environmental Matters.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect (i) the operations of Seller with respect to the Business and the Purchased Assets are currently, and since February 28, 2014, have been in compliance with all applicable Environmental Laws in all material respects, (ii) Seller possesses, and shall maintain in full force and effect through the Closing Date, all material Environmental Permits required to operate the Business as currently conducted, including the use of the Purchased Assets (each of which such Environmental Permits is disclosed on Schedule 4.16(a)), and (iii) the Seller has not received notice of, with respect to the Business or Purchased Assets, an Environmental Claim, which remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, and (iv) to the Knowledge of Seller, there are no Actions arising under Environmental Laws pending or threatened against Seller, the Business or the Purchased Assets.
(b) The representations and warranties set forth in this Section 4.16 are Parent’s and Seller’s sole and exclusive representations and warranties regarding environmental matters.
Section 4.17 Employee Benefit Matters.
(a) Schedule 4.17(a) contains a true and complete list of each material pension, benefit, retirement, compensation, employment, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit, and other similar agreement, plan, policy, program, or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former Business Service Provider or any spouse or dependent of such individual under which Seller or any of its ERISA Affiliates has or may have any Liability or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.17(a), each, a “Benefit Plan”). Notwithstanding the foregoing, the term “Benefit Plan” will not include any plan, program, or arrangement described in Section 4(b)(3) of ERISA. Seller has made available to Buyer true and complete copies of all material documents with respect to each Benefit Plan.
(b) Except as set forth on Schedule 4.17(b), neither Seller nor any of its ERISA Affiliates maintains, contributes to, is obligated to contribute to, or has any Liability with respect to (i) any benefit plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any “Multiemployer Plan” within the meaning of ERISA Section 3(37), (iii) any multiple employer plan within the meaning of Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. With respect to any Benefit Plan described in (i), (ii), or (iii) of the preceding sentence and set forth on Schedule 4.17(b), the minimum funding obligations under applicable Law have been satisfied, all contributions required to be paid by the Seller or its ERISA Affiliates have been timely paid to the applicable plan, and, except as set forth on Schedule 4.17(b), neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied.
(c) Except as set forth on Schedule 4.17(c), each Benefit Plan (and each related trust, insurance contract, or funding arrangement) has been maintained and operated in all material respects in accordance with its terms and complies in all material respects in form and operation with the applicable requirements of ERISA, the Code, and any other applicable Law, and no condition exists with respect to any Benefit Plan that has resulted or would reasonably be expected to result in a material Liability to Buyer or any Encumbrance upon the Purchased Assets. The ATRO Companies Profit Sharing/ 401(k) Plan (the “Parent 401(k) Plan”) has received a favorable determination letter from the Internal Revenue Service, or if maintained pursuant to a prototype or volume submitter plan document, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that the Parent 401(k) Plan is so qualified and that the Parent 401(k) Plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Seller, no event has occurred that would reasonably be expected to give rise to the disqualification of the Parent 401(k) Plan.
(d)  Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.
(e) There is no written pending or, to the Knowledge of Seller, threatened Action relating to a Benefit Plan (other than routine claims for benefits).
(f) Except as set forth on Schedule 4.17(f), neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former Business Service Provider to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual, or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
(g) The representations and warranties set forth in this Section 4.17 are Parent’s and Seller’s sole and exclusive representations and warranties regarding employee benefit matters.
(h) Schedule 4.17(h) lists each written agreement, contract or other arrangement, whether or not a Benefit Plan, to which Seller is a party that, to the Knowledge of the Seller, is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Seller does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.
Section 4.18 Employment Matters.
(a) Schedule 4.18(a) contains a list of all Business Service Providers as of the date hereof and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof (“Business Employee Census”). Between the date hereof and the Closing, Seller shall provide regular updates to the Business Employee Census to Buyer that reflect changes in the Business Employees that shall also include, with respect to each such Business Employee, (x) such Business Employee’s paid time off (including any accruals), vacation, sick or similar entitlements and (y) each such Business Employee’s exempt or non-exempt status. As of the date hereof, all compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all Business Service Providers for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings, or commitments of Seller with respect to any compensation, commissions, bonuses, or fees. All Business Employees are employed by Seller.
(b) Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization (collectively, “Union”), and there is not, and has not been for the past four years, any Union representing or purporting to represent any Business Employee of Seller, and, to the Knowledge of Seller, no Union or group of Business Employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting Seller or Business Employees. Seller has no duty to bargain with any Union.
(c) Seller is, and has been for the past three years, in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Schedule 4.18(c) and all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance. All individuals characterized and treated by Seller as Business Independent Contractors are properly treated as independent contractors under all applicable Laws. All Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Seller is in compliance in all material respects with and has complied with all applicable immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth on Schedule 4.18(c), to the Knowledge of Seller, there are no Actions against Seller pending, or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant or Business Service Provider, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or any other employment related matter arising under applicable Laws.
(d) Seller has at all times in the past three years complied with the WARN Act and any similar state Law, and it has no plans to undertake any action that would trigger the WARN Act.
(e) No Business Employee who is listed on Schedule 4.18(e) (each, a “Material Employee”) has given Seller or any of its Affiliates notice terminating his or her employment with Seller or any of its Affiliates, or terminating his or her employment upon a sale of, or business combination relating to, Seller or any of its Affiliates or in connection with the transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates has a present intention to terminate the employment of any Material Employee. Between the date hereof and the Closing Date, Seller may amend Schedule 4.18(e) to reflect changes to the preceding sentence. To the Knowledge of Seller, no Material Employee is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree, or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (i) the performance by such Person of any of his or her duties or responsibilities for Seller or any of its Affiliates, or (ii) the operation of the Business. To the Knowledge of Seller, no Material Employee is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Business Employee to be employed or retained by Seller or any of its Affiliates, as the case may be.
(f) The representations and warranties set forth in this Section 4.18 are Parent’s and Seller’s sole and exclusive representations and warranties regarding employment matters.
Section 4.19 Taxes.
(a) Except as set forth in Section 6.14, there are no Tax liabilities of Seller or any of Seller’s Affiliates that could result in liability to Buyer as a transferee or successor to Seller or by otherwise attaching to the Purchased Assets.
(b) The representations and warranties set forth in this Section 4.19 are Parent’s and Seller’s sole and exclusive representations and warranties regarding Tax matters.
Section 4.20 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Seller.
Section 4.21 No Other Representations and Warranties; Full Disclosure.
(a) Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), (i) the Purchased Assets are being delivered on an “as is, where is” basis, (ii) neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, with respect to the Business, the Purchased Assets, and the Assumed Liabilities, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives, all of which are specifically disclaimed. Without limiting the foregoing, Seller makes no representation or warranty to Buyer with respect to any plans, expectation, projections, estimates, or budgets made available to Buyer and its Representatives of future revenue, expenses or expenditures, results of operations, profitability, or success of the Business. The representations and warranties set forth in this Article IV (including the related portions of the Disclosure Schedules) are exclusive and in lieu of all other warranties, whether statutory or otherwise in Law, express or implied.
(b) No representation or warranty by Parent or Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the correspondingly numbered section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws the state of Delaware.
Section 5.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Parent and Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.3 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, or other organizational documents of Buyer, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, or (c) require the consent, notice, or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices which, in the aggregate, would not have a Material Adverse Effect.
Section 5.4 Brokers. Except for GCA Advisors, LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.5 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.6 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.7 Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the Business and the Purchased Assets as it deemed necessary and appropriate, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules), and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets, or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules). Buyer acknowledges that, with respect to any estimates, forecasts or projections made available to Buyer and its Representatives, (i) Buyer is familiar with the uncertainties that are inherent in such estimates, forecasts, and projections, (ii) Buyer has full responsibility for making its own evaluation about the adequacy and accuracy of such estimates, projections, and forecasts, and (iii) Buyer shall have no claim against Seller with respect thereto.
Article VI
COVENANTS
Section 6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice in all material respects, and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations, and franchise and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to:
(a) preserve and maintain all material Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b) pay the debts, Taxes, and other obligations of the Business when due;
(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;
(d) maintain the properties and assets included in the Purchased Assets in the substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, except as set forth on Schedule 6.1(d);

(e) continue in full force and effect without modification all insurance policies in effect on the date hereof except as required by applicable Law;
(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(g) perform all of its obligations under all Assigned Contracts, except as set forth on Schedule 6.1(g);
(h) maintain the Books and Records in accordance with past practice;
(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;
(j) consult with Buyer with respect to any material operational matter or change to the Business;
(k) not agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Business from competing with any Person, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Buyer after the consummation of the Closing;
(l) not engage in any promotional sales or discount activity with any customers or distributors, in each case relating to the Business in a manner outside the ordinary course of business consistent with past practice; and
(m) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.6 to occur.
Section 6.2 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of properties, assets, premises, Books and Records, Contracts, and other documents and data related to the Business, (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Business as Buyer or any of its Representatives may reasonably request, and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.2 shall be conducted during normal business hours upon reasonable advance notice to Seller, and in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. Neither Buyer nor its representatives or Affiliates will be permitted to conduct any testing involving soil borings, subsurface testing, or other intrusive or invasive measures at the Leased Real Property. Except as specifically required by this Agreement, prior to the Closing, without the prior written consent of Seller, Buyer shall not contact any customers, suppliers, vendors, or Business Employees of the Business. Prior to the Closing, Buyer shall, and shall cause its Representatives to, abide by the terms of the Non-Disclosure Agreement, with respect to any access or information provided pursuant to this Section 6.2. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.
Notwithstanding anything in this Section 6.2 to the contrary, Seller may refuse to provide any access, or to disclose any information, if (i) such disclosure would cause significant competitive harm to Seller and its business, including the Business, if the transactions contemplated by this Agreement are not consummated, or (ii) Seller is advised by its legal counsel that providing such access or disclosing such information would (A) violate applicable Law (including antitrust and privacy laws); provided, that, Seller shall provide such access or disclose such information to the greatest extent possible without violating applicable Law, or (B) cause the loss of any attorney-client privilege; provided, that, if any information is withheld pursuant to the foregoing clause (ii), Seller shall inform Buyer as to the general nature of what is being withheld and the Parties shall use commercially reasonable efforts, such as entry into a customary joint defense agreement, to enable Seller to provide such information without causing the loss of any attorney-client or other privilege. No investigation conducted pursuant to this Section 6.2 shall affect or be deemed to modify or limit any representation or warranty made by Seller in this Agreement.
Section 6.3 No Solicitation of Other Bids.
(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger, or otherwise, of all or any portion of the Business or the Purchased Assets.
(b) In addition to the other obligations under this Section 6.3, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c) Seller agrees that the rights and remedies for non-compliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.4 Notice of Certain Events.
(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:
(i) any fact, circumstance, event, or action the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to the Knowledge of Seller, threatened, against, relating to or involving or otherwise affecting the Business, the Purchased Assets, or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.
(b) Buyer’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.2 and Section 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules except as provided in Section 6.18.
Section 6.5 Employees and Employee Benefits.
(a) Commencing on the Closing Date, Seller shall terminate the employees set forth on Schedule 6.5(a), and Buyer shall offer employment, on an “at will” basis, to all of such employees. Each Business Employee who accepts an offer of employment from Buyer in accordance with this Section 6.5(a) and actually commences active employment with Buyer shall be referred to herein as a “Transferred Business Employee.” Buyer shall have the right to revise Schedule 6.5(a) at any time prior to the Closing, subject to the consent of Seller, not to be unreasonably withheld.
(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former Business Service Provider, officer, director, independent contractor, or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Persons on or prior to the Closing Date; provided, that Seller shall only be obligated to pay such amounts to those Persons who are entitled to such payments as of the Closing Date. Without limiting the foregoing, Seller shall, not later than Seller’s first regular payroll date following the Closing, pay to each Transferred Business Employee the amount of quarterly and annual bonuses (net of applicable tax withholding) earned by such employee for the fourth quarter of 2018 or for the 2018 year, as applicable. The determination of the amounts of quarterly and annual bonuses shall be made consistent with past practices of Seller in calculation and paying such bonuses. Seller shall, within 30 days of the Closing Date, pay to each Transferred Business Employee the amount, if any, of such Transferred Business Employee’s payroll deductions that occurred after September 30, 2018 with respect to Seller’s employee stock purchase plan.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident, or disability benefits brought by or in respect of current or former Business Service Providers or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all workers’ compensation claims of any current or former Business Service Providers which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.
(d) Beginning on the Closing Date, Buyer shall, for the period ending 12 months after the Closing Date, provide (or cause its Affiliates to provide) each Transferred Business Employee with compensation and benefits that are substantially comparable in the aggregate to those provided to such employees immediately prior to the Closing Date and with employee benefits that are substantially comparable in the aggregate to the Benefit Plans maintained by the Seller in which such employees participated prior to the Closing Date. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) Buyer does not plan to and shall not be obligated to adopt an employee stock purchase plan under Section 423 of the Code, and (ii) Buyer may, but shall not be obligated to grant stock options, restricted stock units, or other similar equity securities to one or more Transferred Business Employees and, if granted, any such stock options, restricted stock units, or other equity securities may be subject to different terms and conditions than those offered by Seller or held by any Transferred Business Employee prior to the Closing.
(e) All benefit plans of Buyer in which the Transferred Business Employees become eligible to participate on or after the Closing Date (the “Buyer Plans”) shall recognize all credited service of Transferred Business Employees with Sellers and their Affiliates for purposes of eligibility and vesting (but not for purposes of benefit accruals) to substantially the same extent such service was recognized under similar plans maintained by Sellers and their Affiliates immediately prior to the Closing Date; provided, that the foregoing shall not apply to the extent it would result in a duplication of benefits for the same period of service.
(f) With respect to each welfare benefit plan maintained by Buyer or its Affiliates in which the Transferred Business Employees participate on or after the Closing Date (the “Buyer Welfare Plans”), Buyer shall to the extent permitted under the terms of such plan (and subject to the consent of any insurer, as applicable) (i) cause to be waived any pre-existing condition limitations or actively-at-work requirements with respect to participation and coverage requirements applicable to Transferred Business Employees and their dependents and beneficiaries under each Buyer Welfare Plan, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Transferred Business Employees with respect to similar plans maintained by Seller or its Affiliates for Transferred Buyer Employees immediately prior to the Closing Date (subject to receipt from the Seller’s similar plans of sufficient information).
(g) Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall take commercially reasonable actions to (i) provide for a distribution to each Transferred Business Employee of his or her vested account balance under the Parent 401(k) Plan, (ii) permit the Transferred Business Employees to elect on the Closing Date (or as soon as thereafter reasonably practicable) a direct rollover of his or her account balance under the ATRO Companies Profit Sharing/ 401(k) Plan to a defined contribution plan designated by Buyer (the “Buyer 401(k) Plan”), and (iii) cause the Parent 401(k) Plan to deliver to the Buyer 401(k) Plan as soon as reasonably practicable after the Closing Date the promissory notes and other loan documentation, if any, of the Transferred Business Employees if he or she has elected such a direct rollover in accordance with the procedures prescribed by Seller (and, if the Transferred Business Employee makes a timely election in accordance with such procedures, then the Seller will not cause the Transferred Business Employee’s loan, if any, to be accelerated under the Parent 401(k) Plan). The Buyer 401(k) Plan shall accept the direct rollover of electing Transferring Business Employees’ benefits in cash, and if applicable, promissory notes that are not accelerated from the Parent 401(k) Plan, as soon as practicable after the applicable plan administrator of the Buyer 401(k) Plan reasonably concludes the rollover is a valid rollover contribution and provided that Buyer shall have a reasonable period of time (which shall be not less than 120 days after the Closing Date) to amend the Buyer 401(k) Plan, service agreements associated with the Buyer 401(k) Plan and take other steps which Buyer considers necessary or desirable to ensure that the Buyer 401(k) Plan can properly accept any such rollover contributions. During the time between Closing and acceptance of rollover contributions by the Buyer 401(k) Plan, the Parent 401(k) Plan shall permit affected Transferred Business Employees to continue loan repayments. None of the Buyer or its Affiliates or Buyer’s or its Affiliates’ defined contribution plans or any trust thereunder will have or acquire any interest in or right to any of the assets of or relating to the Parent 401(k) Plan or any trust related thereto in a transaction to which Section 414(l) of the Code applies.
(h) Notwithstanding the foregoing clauses of this Section 6.5, nothing in this Section 6.5 (i) shall confer upon any of the Business Employees any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement, (ii) shall constitute an amendment to or any other modification of any Benefit Plan or any benefit plan, program, or arrangement maintained by Seller, Buyer or their respective Affiliates, (iii) shall constitute a promise or commitment to any Business Employee, or (iv) is intended to or shall confer upon any Person (including any Business Employee) any rights, benefits or remedies under or by reason of this Agreement except for the Parties.
(i) Parent and Seller agree and acknowledge that Seller shall pay or credit, as applicable, to Buyer the full amount of (i) any unvested account balances under the Parent 401(k) Plan for all Transferred Business Employees, and (2) all employer contributions to the Parent 401(k) Plan on behalf of all Transferred Business Employees for all periods of service through December 31, 2018, including such contributions that would have been made on behalf of the Transferred Business Employees had the transactions contemplated by this Agreement not occurred (regardless of any service, end-of-year employment, or other similar allocation conditions). The final form and structure of this obligation of Seller to Buyer shall be mutually agreed by the Parties prior to the Closing. For the avoidance of doubt, Parent and Seller shall not be obligated to reimburse or otherwise “gross-up” any Transferred Business Employees for any taxes resulting from Seller’s obligations under this Section 6.5(i).
Section 6.6 Confidentiality.
(a) For the period from the date of this Agreement until the Closing (or, in the event that this Agreement is terminated prior to the Closing, until the second anniversary of the date of termination), the Non-Disclosure Agreement shall remain in full force and effect and, in addition, unless otherwise required by applicable Law or the rules or regulations of any applicable United States or Japan securities exchange (based upon the reasonable advice of counsel), Buyer covenants and agrees to keep confidential, in accordance with the provisions of the Non-Disclosure Agreement, information provided pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement and the provisions of this Section 6.6 shall nonetheless continue in full force and effect.
(b) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives, or (ii) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law or the rules or regulations of any applicable United States securities exchange, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed; provided, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.7 Non-Competition; Non-Solicitation.
(a) For a period of five years commencing on the Closing Date (the “Restricted Period”), Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business, (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant, or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (x) Parent may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Parent is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person, and (y) Parent may acquire, directly or indirectly, the stock or substantially all the assets of a Person engaged in the Restricted Business if such Person’s prior twelve months’ revenue arising out of the Restricted Business does not constitute more than $10,000,000, and such Person is not an Affiliate of any Person set forth on Schedule 6.7(a).
(b) During the Restricted Period, Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Transferred Business Employee, or encourage any such Transferred Business Employee to leave the employment of Buyer, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.7(b) shall prevent Parent or any of its Affiliates from hiring (i) any Transferred Business Employee whose employment with Buyer has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Parent acknowledges that a breach or threatened breach of this Section 6.7 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Parent of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d) Parent acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, and are no greater than are reasonably necessary to protect the interest of Buyer and its affiliates. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.8 Governmental Approvals and Consents.
(a) The Parties acknowledge and agree that as of the date hereof, each Party has made, or caused to be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates. Each Party shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.
(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described on Schedule 4.4.
(c) Without limiting the generality of the Parties’ undertakings pursuant to subsection (a) above, each of the Parties shall use all commercially reasonable efforts to:
(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii) in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer and any Governmental Authority in the ordinary course of business) shall be disclosed to the other Party hereunder in advance of any filing, submission, or attendance (provided that materials may be redacted (i) to remove information that is competitively sensitive, (ii) to remove information that is confidential, (iii) so as not to jeopardize any attorney communication, attorney work product, or other applicable privilege, or (iv) so as not to contravene any Law), it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e) Notwithstanding the foregoing, nothing in this Section 6.8 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any material assets, businesses, or interests of Buyer or any of its Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents, or (iii) any material modification or waiver of the terms and conditions of this Agreement.
(f) Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or take any other action if the entering into of a definitive agreement relating to the consummation of such acquisition, merger, consolidation, or other action could reasonably be expected to (i) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement and Ancillary Documents, (ii) significantly increase the risk of not being able to remove any such order on appeal or otherwise, or (iii) significantly delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.
Section 6.9 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose including completion of R&D tax filings, for a period of five years after the Closing, Buyer shall:
(i) retain the Books and Records in a manner reasonably consistent with the prior practices of Seller; and
(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to the Books and Records.
(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Seller shall:
(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c) Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.9 where such access would violate any Law.
Section 6.10 Closing Conditions. From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.
Section 6.11 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Buyer and Parent. Thereafter, each of Buyer, Seller, and Parent agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of Buyer and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Authority to which the relevant party is subject or submits, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and, at the reasonable request of either Party, the Parties shall cooperate in good faith to request from such Governmental Authority confidential treatment of any material so released.
Section 6.12 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. Notwithstanding the foregoing, Seller shall be entitled to retain any funds, whether billed or unbilled, received, or collected related to products delivered or services performed prior to the Closing Date including any products shipped prior to the Closing but not yet accepted by the customer. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.
Section 6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
Section 6.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.
Section 6.16 Litigation Support. A Party shall promptly (and in any event, within 24 hours) inform the other Parties orally and in writing of any Action brought or threatened in writing against such Party or any of its directors or officers relating to the transactions contemplated by this Agreement. The Parties shall cooperate and consult with each other in good faith in connection with any such Action and keep each other fully informed on a current basis with respect to the status thereof (including by promptly furnishing to the other Parties and their Representatives such information relating to such Action as such Persons may reasonably request). In connection with any such Action and Seller’s performance of its obligations under this Section 6.16 the Parties shall enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege; provided, however, that Seller shall not be required to provide information if doing so would cause the loss of any attorney-client privilege; provided, further, that, if any information is withheld pursuant to the foregoing proviso, Seller shall inform Buyer as to the general nature of what is being withheld and the parties shall use commercially reasonable efforts to enable Seller to provide such information without causing the loss of any attorney-client privilege. The non-contesting or defending Party shall reasonably cooperate with the contesting or defending Party or such Party’s counsel in the contest or defense, make available their personnel as is reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under Article VIII); provided, that the obligations of the Parties under this Section 6.16 shall not apply to the extent the matter in question involves a dispute between the Parties.
Section 6.17 Warranty Obligations.
(a) Following the Closing Date, Buyer will perform in a cost-effective manner all Warranty Obligations. The Warranty Obligations to be paid, performed, and discharged by Buyer will be limited only to the obligations required to be performed pursuant to the terms of the applicable warranties of Seller in effect as of the Closing and shall exclude any services, upgrades, customer satisfaction work, or additions provided voluntarily to any customer and not specifically required to be performed or provided pursuant to the terms of any such warranties. Products will be deemed to be “manufactured, sold, and shipped” prior to the Closing Date if such products were manufactured, sold, and shipped, and, if required under the terms of the applicable contract, the customer had completed acceptance testing of such products, prior to the Closing Date; products that were not so manufactured, sold, and shipped and, if applicable, accepted, prior to the Closing Date or were in raw materials or work in process Inventory will not be deemed to have been manufactured, sold and shipped prior to the Closing Date and any warranty obligations with respect to such products will be the sole responsibility of Buyer.
(b) As consideration for Buyer’s performance of Warranty Obligations related to (i) the Product sold by Seller as of the date of this Agreement under the model designation 5033; and (ii) the Product sold by Seller as of the date of this Agreement under the model designation 5035 (the “Designated Products”), Seller shall pay to Buyer $300,000 in 2019 and $150,000 in 2020. The Parties acknowledge and agree that such amounts will be deemed to cover the direct material and labor costs involved in such Warranty Obligations.
(c) As consideration for Buyer’s performance of the Warranty Obligations other than those related to Designated Products, Seller will reimburse Buyer for the reasonable direct material and labor costs actually incurred by Buyer in performing such Warranty Obligations but only to the extent that the aggregate amount of all such costs incurred by Buyer in performing all such Warranty Obligations exceeds $1,000,000 (the “Warranty Threshold”), whereupon Seller shall reimburse Buyer for all such costs above the Warranty Threshold, subject to the limitations set forth herein, up to a cap of $3,000,000. The reimbursement by Seller for such Warranty Obligations is payable within 30 days of Seller’s receipt of an invoice from Buyer accompanied by a summary of the Warranty Obligations completed, which shall include, at a minimum, the part number, serial number, MOD level (if applicable), original ship date, customer RMA description and a repair summary.
(d) Buyer shall use commercially reasonable efforts to minimize direct costs associated with any such Warranty Obligations. Buyer shall maintain detailed records and reports showing claims made by customers, non-warranty and warranty determinations, and detailed costing (including, without limitation, material and labor costs) for each Warranty Obligation paid, performed, or discharged by Buyer. Upon Seller’s request, Buyer shall promptly provide all such detailed records and reports with respect to any Warranty Obligations to Seller for their review.
(e) If Seller objects to Buyer’s payment, performance, or discharge of any Warranty Obligations or any request for reimbursement thereof, then Seller shall deliver a notice of dispute to Buyer and the Parties shall thereafter reasonably cooperate with one another and endeavor in good faith to reach an agreement on the disputed amounts and Warranty Obligations and Seller shall not be required to reimburse or make any payments to Buyer with respect thereto until the Parties resolve the dispute. If the Parties are unable to reach an agreement within 15 days after the delivery of such dispute notice by Seller to Purchaser, then the Parties may adjudicate the dispute.
(f) Notwithstanding anything to the contrary, Seller shall not be obligated to reimburse Buyer for any costs related to the performance of the Warranty Obligations (i) if such costs relate to the work performed by or actions of Buyer, (ii) if such costs relate to extended product warranties that are negotiated or given by Buyer after the Closing, or (iii) if such costs relate to any overhead costs associated with Buyer performance of the Warranty Obligations.

Section 6.18 Supplement to Disclosure Schedules. At any time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules in writing with respect to a matter arising out of or which Seller becomes aware after the date of this Agreement (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or determining whether the condition set forth in Section 7.2(a) has been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement pursuant to Section 9.1(b) within five Business Days after its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and to assert that the condition set forth in Section 7.2(a) has not been satisfied as a result of such inaccuracy or breach relating to such matter.
Section 6.19 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents. With respect to Contracts relating to the Business that are not Assigned Contracts, Seller agrees to take such actions as are necessary to enforce any confidentiality obligations of any counterparty to such Contracts at the reasonable request of Buyer in the event such counterparty breaches or threatens to breach such confidentiality obligations in a manner reasonably believed to have an adverse effect on the Business. With respect to Contracts relating to the Business that are Assigned Contracts, Buyer agrees to take such actions as are necessary and appropriate to facilitate the transition of the Business to Buyer’s ownership, and to undertake commercially reasonable efforts to negotiate issues arising out of the transactions contemplated by this Agreement in good faith with each counterparty to an Assigned Contract.
Section 6.20 Backlog Inventory. On or before the tenth day following the Closing Date, Buyer shall purchase from Seller certain inventory of Seller to be determined following the Closing (the “Backlog Inventory”), at a price to be determined by the Parties. Schedule 6.20 sets forth an illustrative list of such Backlog Inventory as of the Closing Date. Seller agrees to furnish to Buyer the definitive list of Backlog Inventory no later than the eighth day following the Closing Date.
Article VII
CONDITIONS TO CLOSING
Section 7.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities set forth on Schedule 7.1(b) in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order, or approval shall have been revoked.
Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a) Other than the representations and warranties of Seller contained in Section 4.1, Section 4.2, Section 4.5, Section 4.11, and Section 4.20, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.1, Section 4.2, Section 4.5, Section 4.11, and Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.
(c) No Action shall have been commenced against Buyer or Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d) All approvals, consents and waivers that are listed on Schedule 7.1(b) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(f) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.2(a).
(g) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.
(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Seller Closing Certificate”).
(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder and thereunder.
(l) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.
(m) Buyer shall have entered into an employment agreement to Buyer’s reasonable satisfaction with Jonathan Sinskie.
(n) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 7.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a) Other than the representations and warranties of Buyer contained in Section 5.1, Section 5.2, and Section 5.4, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1, Section 5.2, and Section 5.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer or Seller which would prevent the Closing and such Action is not resolved prior to the End Date, provided, that, nothing contained in this Agreement shall require Seller or Parent to agree to settle any such Action. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.2(b).
(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”).
(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder and thereunder.
(h) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(i) Buyer shall have purchased from Seller the Backlog Inventory, for the purchase price set forth on Schedule 7.3(i).
Article VIII
INDEMNIFICATION
Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until February 29, 2020; provided, that the representations and warranties in (i) Section 4.1, Section 4.2, Section 4.8, Section 4.20, Section 5.1, Section 5.2, and Section 5.4 shall survive indefinitely, and (ii) Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Indemnification by Parent and Seller. Subject to the other terms and conditions of this Article VIII, Parent and Seller shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement;
(c) any Excluded Asset or any Excluded Liability;
(d) any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates conducted, existing, or arising on or prior to the Closing Date, except for any Third Party Claim covered by Schedule 8.3.
Section 8.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement;
(c) any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Buyer or any of its Affiliates conducted or arising after the Closing Date, excepting any Third Party Claim arising out of Seller’s services under the Transition Services Agreement;
(d) any Assumed Liability; or
(e) the matters set forth on Schedule 8.3 subject to the conditions, qualifications and limitations set forth therein.
Section 8.4 Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Parent and Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $1,000,000 (the “Basket”), in which event Parent and Seller shall, jointly and severally, be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.2(a) shall not exceed $19,000,000 (the “Cap”).
(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.
(c) Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.2, Section 4.8, Section 4.11, Section 4.19, Section 4.20, Section 5.1, Section 5.2, and Section 5.4, any Loss related to Pre-Closing Taxes.
(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 8.5 Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”
(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Parent or Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed), except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a) it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
Section 8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law. To the extent any indemnification payment made under this Agreement is not properly treated as an adjustment to the Purchase Price for Tax purposes, such indemnification shall be made on a grossed-up, after-tax basis, such that the total amount received after the payment of Taxes at the highest marginal corporate Tax rate applicable to corporations doing business in California, equals the amount of the underlying indemnified Loss.
Section 8.8 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.
Section 8.9 Exclusive Remedies. Subject to Section 2.6, Section 6.3, Section 6.7, and Section 10.10, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective

Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.
Article IX
TERMINATION
Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of Seller and Buyer;
(b) by Buyer by written notice to Seller if:
(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Seller within 20 days of Seller’s receipt of written notice of such breach from Buyer;
(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been satisfied by, or if the satisfaction of any of such conditions become impossible on or before, February 28, 2019 (such date or such later date, if any, as is provided in the last proviso to this Section 9.1(b)(ii), “the “End Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed, or complied with, by it prior to the Closing; provided, however, that in the event any of the conditions set forth Section 7.1 or Section 7.2(d) shall not have been satisfied on or before the End Date because of the failure to obtain any necessary approval, Buyer may extend the End Date, by notice delivered to the other Parties, until a date not later than June 30, 2019; or
(iii) Seller breaches its obligations in Section 6.3 in any material respect.
(c) by Seller by written notice to Buyer if:
(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyer within 20 days of Buyer’s receipt of written notice of such breach from Seller; or
(ii) any of the conditions set forth in Section 7.1 and Section 7.3 shall not have been satisfied by, or if the satisfaction of any of such conditions becomes impossible on or before, the End Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements, or conditions hereof to be performed, or complied with, by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose material breach of this Agreement results in the entry of such Governmental Order.
Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:
(a) as set forth in this Article IX, Section 6.6, and Article X; and
(b) that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.
Article X
MISCELLANEOUS
Section 10.1 Amendment. This Agreement may only be amended by an agreement in writing signed by each Party.
Section 10.2 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure or delay by either Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by an overnight courier with confirmation of receipt, (c) when an email of a PDF document is received by the recipient and receipt is confirmed by the recipient, by an email sent to the email address for the sender stated in this Section 10.3, with hard copy delivered to the recipient by another means set forth in this Section 10.3 within three Business Days, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).
If to Parent or Seller:

Astronics Corporation
130 Commerce Way
East Aurora, NY 14052
Attention: David Burney, CFO
Email: David.Burney@astronics.com

with a copy (which shall not constitute notice to Manufacturer) to:

Astronics Corporation
130 Commerce Way
East Aurora, NY 14052
Attention: Julie Davis, Corporate Counsel
Email: Julie.davis@astronics.com

If to Buyer:

Advantest Test Solutions, Inc.
c/o Advantest America, Inc.
3061 Zanker Road
San Jose, CA 95134
Attention: Doug Lefever, President
Email: doug.lefever@advantest.com

with a copy (which shall not constitute notice to Buyer) to:

Advantest Test Solutions, Inc.
c/o Advantest America, Inc.
3061 Zanker Road
San Jose, CA 95134
Attention: Keith Hardwick, Chief Financial Officer
Email: keith.hardwick@advantest.com

with a copy (which shall not constitute notice to Buyer) to:

Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attention: Steven Boender
Email: steven.boender@stoel.com

Section 10.4 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate such term or provision in any other jurisdiction so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.5 Entire Agreement. This Agreement and the Ancillary Documents, together with all related exhibits and schedules and any other documents incorporated herein by reference, constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the exhibits and the schedules, the statements in the body of this Agreement will control.
Section 10.6 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, whether by operation of law, change of control or otherwise, its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. Any purported assignment, whether by operation of Law, change of control, or otherwise, in violation of this Section 10.6 shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 10.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any rights, benefits or remedies under or by reason of this Agreement.
Section 10.8 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
Section 10.9 Counterparts. This Agreement may be executed in counterparts, each of which is an original, with the same effect as if the signatures therein are upon the same instrument, and are effective when each Party receives a counterpart hereof signed by the other Parties. Signatures to this Agreement transmitted by electronic mail in PDF will have the same effect as physical delivery of the paper document bearing the original signatures.
Section 10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.11 Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts of the United States of America or the courts of the State of California, in each case, located in the City of San Francisco and County of San Francisco (as applicable, the “Chosen Court”), for any Actions arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any Action relating thereto except in such courts). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum.

Section 10.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY OTHER ANCILLARY DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER ANCILLARY DOCUMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.12.
Section 10.13 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. References to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or interpretation against the Party drafting or causing any instrument to be drafted. All Exhibits and Schedules accompanying this Agreement and all information specifically referenced in any such Exhibit or Schedule form an integral part of this Agreement, and references to this Agreement include reference to them. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.
Section 10.14 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Astronics Test Systems Inc.
By /s/ David C. Burney Name: David C. Burney Title: Secretary and Treasurer
Astronics Corporation
By /s/ David C. Burney Name: David C. Burney Title: Executive Vice President- Finance
Advantest Test Solutions, Inc. By /s/ Doug Lefever Name: Doug Lefever Title: President